Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705, No. 333-63544, No. 333-147049 and No. 333-177948) on Form S-8 of Publix Super Markets, Inc. of our reports dated February 29, 2012 with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 31, 2011 and December 25, 2010, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended December 31, 2011, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of Publix Super Markets, Inc.

KPMG LLP

Tampa, Florida
February 29, 2012
Certified Public Accountants